EX.99.CODE ETH

                               THE OLSTEIN FUNDS
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICER

The Olstein Funds (the "Trust") joint code of ethics (the "Code") requires the Trust's Principal Executive Officer, Principal Financial Officer, and/or other officers performing similar functions (the "Principal Officers") to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Trust, with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the
Trust. The following principles and responsibilities shall govern the professional conduct of the Principal Officers:

1.   HONEST AND ETHICAL CONDUCT

     The Principal Officers shall act with honesty and integrity, ethically handle actual or apparent conflicts of interest between personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between their interests and those of the Trust to the Audit Committee, the full Board of Trustees of the Trust (the "Board"), the Trust's Chief Compliance Officer, and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in a timely and expeditious manner.

     The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting, when necessary or appropriate, material facts or allowing their independent judgment to be subordinated or compromised.

2.   FINANCIAL RECORDS AND REPORTING

     The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by the Trust, or that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

     The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not misuse confidential information acquired in the course of their duties as Principal Officers.

     The Principal Officers shall share knowledge and maintain skills important and relevant to the Trust's needs; shall proactively promote ethical behavior of the Trust's and its service providers' employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trust.

3.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Principal Officers shall establish and maintain mechanisms to oversee the compliance of the Trust with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law, regulation or rule.

4.   COMPLIANCE WITH THIS CODE

     The Principal Officers shall promptly report any violations of this Code to the Audit Committee as well as the full Board of the Trust and the Trust's Chief Compliance Officer, and shall be held accountable for strict adherence to this Code. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Trustees of the Trust.

5.   AMENDMENT AND WAIVER

     This Code may only be amended or modified by approval of the Board of Trustees of the Trust. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940, as amended.

ADOPTED BY THE BOARD ON JULY 31, 2003
AMENDED AND RESTATED ON SEPTEMBER 29, 2004
REVIEWED AND FOUND NO CHANGES NECESSARY ON AUGUST 25, 2005